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                             SHEARMAN & STERLING LLP

                       Commerce Court West, 199 Bay Street
                            P.O. Box 247, Suite 4405
                                Toronto, Ontario
                                 Canada M5L 1E8
                                 (416) 360-8484
                              (416) 360-2958 (fax)

                                  July 28, 2004

IMAX Corporation
2525 Speakman Drive
Mississauga, Ontario L5K 1B1


                                IMAX Corporation

Ladies and Gentlemen:


         We have acted as special United States counsel to IMAX Corporation, a Canadian corporation (the "Company"), in connection with the preparation of the registration statement on Form S-4 (the "Registration Statement") filed on February 27, 2004 with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), as amended by amendment no. 1 ("Amendment No. 1") to the Registration Statement filed with the Commission on May 6, 2004, and as further amended by amendment no. 2 ("Amendment No. 2") to the Registration Statement to be filed with the Commission, relating to the exchange offer, as set forth in the prospectus contained in the Registration Statement (the "Prospectus"), by the Company of up to $160,000,000 aggregate principal amount of its 9 5/8% Senior Notes due 2010 which are to be registered under the Act (the "Registered Notes") in exchange for its outstanding 9 5/8% Senior Notes due 2010 issued on December 4, 2003 (the "Outstanding Notes"). The Registered Notes are to be fully and unconditionally guaranteed on a senior basis, jointly and severally, by each of the Original Guarantors (as defined below) as to payment of principal, premium, if any, and interest (the "Guarantees"). The Registered Notes and the Guarantees are to be issued under an indenture dated as of December 4, 2003 (the "Indenture"), among the Company, each of the Company's subsidiaries signatory thereto (the "Original Guarantors") and U.S. Bank National Association, as trustee (the "Trustee"), as supplemented by the supplemental indenture dated April 1, 2004 (the "Supplemental Indenture") among the Company, the Original Guarantors, 3D Sea II Ltd. and Taurus-Littrow Productions Inc. (the "First Supplemental Guarantors") and the Trustee, and as further supplemented by the second supplemental indenture dated July 14, 2004 (the "Second Supplemental Indenture") among the Company, the Original Guarantors, the First Supplemental Guarantors, Big Engine Films Inc. (together with the Original Guarantors and the First Supplemental Guarantors, the "Guarantors") and the Trustee.


         In such capacity, we have examined the Registration Statement, Amendment No. 1, Amendment No. 2, specimens of the global certificate relating to the Registered Notes, including the Guarantees, and the originals, or copies identified to our satisfaction, of such corporate records of the Company and the Guarantors, certificates of public officials, officers of the Company and the Guarantors and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed that the Indenture, the Supplemental Indenture and the Second Supplemental Indenture have been duly authorized, executed and delivered by the Trustee.

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         Our opinions expressed below are limited to the laws of the State of
New York, and we do not express any opinion herein concerning any other law.


         Based upon the foregoing, we are of the opinion that when the Registered Notes and the Guarantees endorsed thereon have been duly executed and delivered by the Company and the Guarantors, as applicable, and the Registered Notes have been authenticated by the Trustee in accordance with the Indenture and exchanged for the Outstanding Notes as contemplated in the Registration Statement, the Registered Notes and the Guarantees endorsed thereon will constitute legal, valid and binding obligations of the Company and each Guarantor, respectively, enforceable against the Company and each Guarantor, as the case may be, in accordance with their terms. The foregoing opinion is subject to the qualification that enforcement of the terms is subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors' rights generally and subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether enforcement is considered in a proceeding in equity or at law).


         In delivering the opinion set forth above, we have relied on the opinion dated July 28, 2004 of Robert D. Lister, Executive Vice President, Business and Legal Affairs and General Counsel of the Company, as to the authorization of the execution and delivery by the Company of the Registered Notes and by each of the Guarantors of the Guarantees.


         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

                                       Very truly yours,

                                       /s/ Shearman and Sterling LLP


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